As filed with the Securities and Exchange Commission on January 11, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allscripts-Misys Healthcare Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4392754
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

(Address of Principal Executive Offices)

Allscripts-Misys Healthcare Solutions, Inc.

Employee Stock Purchase Plan

(Full Title of the Plan)

Brian Vandenberg, Esq.

Senior Vice President and General Counsel

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

(Name and address of agent for service)

(312) 506-1219

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	250,000 shares	$19.85(2)	$4,962,500	$353.83

(1)

This Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on January 6, 2010.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION OF EARLIER REGISTRATION STATEMENTS BY REFERENCE

This Registration Statement relates to the registration of 250,000 additional shares of common stock, par value $0.01 per share, of Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (the “Registrant”), to be offered pursuant to the Registrant’s Employee Stock Purchase Plan, as amended, as indicated on the facing sheet hereof. Pursuant to General Instruction E to Form S-8, regarding the registration of additional shares, the Registrant hereby incorporates herein by reference the Registration Statements on Form S-8 relating to the Registrant’s Employee Stock Purchase Plan filed by the Registrant with the Securities and Exchange Commission on June 23, 2006 (SEC file no. 333-135282).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended May 31, 2009;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended August 31, 2009 and November 30, 2009;

(c)	The Registrant’s current reports on Form 8-K or 8-K/A, as applicable, filed on August 11, 2009, August 11, 2009 and December 4, 2009;

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since May 31, 2009; and

(e)	The description of Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 (Registration No. 333-49568) filed with the Securities and Exchange Commission on November 8, 2000, including any amendment filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law (“DGCL”) and the Registrant’s second amended and restated certificate of incorporation, the Registrant is required, subject to some limitations and to the fullest extent authorized by law, to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and certain settlements, actually and reasonably incurred by them in connection with any action, suit or proceeding to which they are a party or are threatened to be made a party or are otherwise involved by reason of the fact that they are a director or officer of the Registrant or were serving at the Registrant’s request as a director, officer, employee or agent of another entity so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. The Registrant’s second amended and restated certificate of incorporation also provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except as otherwise provided under Delaware law.

Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the DGCL provides, however, that liability for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, the unlawful purchase or redemption of stock or unlawful payment of dividends or any transaction from which the director derived an improper personal benefit cannot be eliminated or limited in this manner. The Registrant’s second amended and restated certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by applicable law, director liability for monetary damages for breach of fiduciary duty.

In addition, the Registrant has purchased directors and officers liability insurance. Some of the Registrant’s directors also are indemnified by third parties with which they are affiliated against liabilities that such directors may incur in their capacities as directors of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 6th day of January, 2010.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/S/ GLEN E. TULLMAN
Name:	Glen E. Tullman
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Lee A. Shapiro and William J. Davis, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of January, 2010.

Signatures	Title

/S/ GLEN E. TULLMAN	Director and Chief Executive Officer
Glen E. Tullman	(Principal Executive Officer)

/S/ WILLIAM J. DAVIS	Chief Financial Officer
William J. Davis	(Principal Financial and Accounting Officer)

/S/ MICHAEL LAWRIE	Executive Chairman of the Board of Directors
Michael Lawrie

/S/ KELLY J. BARLOW	Director
Kelly J. Barlow

/S/ SIR DOMINIC CADBURY	Director
Sir Dominic Cadbury

/S/ CORY A. EAVES	Director
Cory A. Eaves

/S/ M.L. GAMACHE	Director
M.L. Gamache

/S/ PHILIP D. GREEN	Director
Philip D. Green

/S/ JOHN KING	Director
John King

/S/ MICHAEL J. KLUGER	Director
Michael J. Kluger

/S/ STEPHEN WILSON	Director
Stephen Wilson

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant.+

4.2	Amended and Restated Bylaws of the Registrant.+

4.3	The Registrant’s Employee Stock Purchase Plan. ++

4.4*	Amendment to the Registrant’s Employee Stock Purchase Plan.

23.1*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included in the Signature Page to this Registration Statement).

*	Filed herewith.
+	Incorporated herein by reference from the Allscripts-Misys Healthcare Solutions, Inc. Current Report on Form 8-K filed on October 17, 2008.
++	Incorporated herein by reference from Appendix B to the Allscripts Healthcare Solutions, Inc. Proxy Statement relating to its 2006 Annual Meeting of Stockholders filed on April 27, 2006.